Exhibit 99.1

January 29, 2024

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. TO EXIT SCHOOL AND TRANSIT BUS MANUFACTURING AND REORGANIZE INTO TWO REPORTING SEGMENTS; ANNOUNCES A SPECIAL CASH DIVIDEND

Brookfield, Wis.--(BUSINESS WIRE) -- REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicle brands, announced today a series of strategic actions aimed at optimizing its product portfolio and balance sheet. Effective January 26th, 2024, the company has completed the sale of its school bus business, Collins Bus Corporation (“Collins”), to Forest River Bus, LLC for a purchase price of $303.0 million in cash, subject to certain customary adjustments.

“We have a long and successful history with Collins that dates back to the initial acquisition that started REV Group. We are pleased that the Collins team has a strategic new home with Forest River. I would like to thank the Collins team members for their contributions to REV Group and wish them continued success,” stated Mark Skonieczny, President and CEO of REV Group.

In addition to the sale of Collins, REV Group announced it will be exiting transit bus manufacturing by winding down operations at its ElDorado National (California) (“ENC”) business, which is expected to be substantially completed by the end of fiscal year 2024, once existing customer orders are completed and delivered.

“Delays in the supply of critical components and the build out of infrastructure to support EV adoption, as well as the financial health of key suppliers, has created a competitive bidding environment for diesel and CNG buses that has made it difficult for ENC to compete profitably versus peers of greater scale,” said Skonieczny. “The decision to wind down operations was not made lightly; however, based on the options available to us, we believe this is the best path forward for our business. I would like to thank our ENC employees, dealers, and customers for their commitment to ENC over the years.”

REV Group expects to generate at least $250 million in net cash proceeds from these strategic actions. The net proceeds will be used to return approximately $180 million of cash to shareholders in the form of a special cash dividend in the amount of $3.00 per share of common stock, payable on February 16th, 2024, to shareholders of record on February 9th, 2024, with the remainder used to pay down debt under its ABL credit facility.

REV Group will be reorganized into two reporting segments beginning with its first quarter fiscal 2024 results. The remaining Commercial segment business will be combined with the Fire & Emergency businesses in a new segment named Specialty Vehicles, led by Mike Virnig, the current fire group president. The Recreation segment will be renamed Recreational Vehicles and will continue to be led by its current president, Mike Lanciotti. The company expects to provide updated fiscal 2024 guidance, including the impacts of these strategic actions, with its first quarter fiscal 2024 earnings release.

“Today’s announcement creates a more focused operating structure that provides opportunities for growth, consistent cash generation, and improved margin performance,” stated Skonieczny. “The net cash proceeds generated from these actions and strength of our balance sheet allow us to return cash to shareholders in the form of a special cash dividend while retaining ample liquidity and flexibility to continue to pursue our strategic agenda.”

Exhibit 99.1

Conference Call

A conference call to discuss these matters and their impact on the company is scheduled for January 29th, 2024, at 11:00 a.m. ET. A supplemental slide deck with additional information will be available on the REV Group, Inc. investor relations website. The call will be webcast simultaneously over the internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group (REVG) companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base, primarily in the United States, through two segments: Specialty Vehicles and Recreational Vehicles. We provide customized vehicle solutions for applications, including essential needs for public services (ambulances and fire apparatus), commercial infrastructure (terminal trucks and industrial sweepers) and consumer leisure (recreational vehicles). Our diverse portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

Forward Looking Statements

This news release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “outlook,” “guidance,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate, including REV Group’s outlook and guidance for the full fiscal year 2024.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the company’s annual report on Form 10-K, and in the company’s quarterly reports on Form 10-Q, together with the company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise.

Investor Relations

Drew Konop

VP, Investor Relations & Corporate FP&A

Email: investors@revgroup.com

Phone: 1-262-957-4594 (mobile)

Media Relations:

Julie Nuernberg

Director, PR & Social Media Marketing

Email: julie.nuernberg@revgroup.com

Phone: 1-262-389-8620 (mobile)